77Q1(a) Copies of any material amendments to the registrant’s charter or by-laws;

(a)(1)	Schedule A to the Amended and Restated Agreement and Declaration of Trust of the Registrant, filed herewith.

77Q1(e)  Copies of any new or amended registrant investment advisory contracts;

(e)(1)

Amended Exhibit A to the Amended and Restated Investment Management Agreement between the Registrant and the Advisor with Forward Commodity Long/Short Strategy Fund,  Forward Credit Analysis Long/Short Fund, Forward EM Corporate Debt Fund, Forward Emerging Markets Fund, Forward Focus Fund, Forward Global Infrastructure Fund, Forward International Dividend Fund, Forward International Real Estate Fund, Forward International Small Companies Fund, Forward Large Cap Dividend Fund, Forward Real Estate Fund, Forward Real Estate Long/Short Fund, Forward Select EM Dividend Fund, Forward Select Income Fund, Forward Small Cap Equity Fund, Forward Tactical Enhanced Fund Forward Tactical Growth Fund, Forward Global Credit Long/Short Fund, Forward Endurance Long/Short Fund, Forward Floating NAV Short Duration Fund, and Forward Managed Futures Strategy Fund, incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 97 to this Registration Statement filed with the Commission on April 30, 2012.

(e)(2)

Amended Exhibit B to the Amended and Restated Investment Management Agreement between the Registrant and the Advisor with Forward Aggressive Growth Allocation Fund, Forward Balanced Allocation Fund, Forward CorePlus Fund, Forward Extended MarketPlus Fund, Forward Frontier Strategy Fund, Forward Growth Allocation Fund, Forward Growth & Income Allocation Fund, Forward High Yield Bond Fund, Forward Income Builder Fund, Forward Income & Growth Allocation Fund, Forward Investment Grade Fixed Income Fund, Forward Strategic Alternatives Fund, and Forward U.S. Government Money Fund, filed herewith.